                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Miller, Jr.                      Marlin
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   (Last)                           (First)              (Middle)

2400 Bernville Road
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                                    (Street)
Reading                           PA                  19605

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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Arrow International, Inc. (ARRO)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

  06/00
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ x ]   Director                             [ x ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)


                   Chairman and Chief Executive Officer
               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

       |        |        |                    |5. Amount of| 6.Owner-|7.Nature |
       |        |        |                    | Securities |   ship  | of In-  |
       |        |        |                    |Beneficially|   Form: | direct  |
       |        |        |4. Securities       |Owned at End|  Direct | Bene-   |
       |        |3.Trans-|    Acquired (A)    |  of Month  |  (D) or | ficial  |
       |2.Trans-|  action| or disposed of (D) | (Instr. 3  | Indirect|  Owner- |
1.Title| action |   Code | (Instr. 3, 4 and 5)|   and 4)   |   (I)   |  ship   |
of Sec-|  Date  |(Instr. |                    |            |(Instr.4 |(Instr.4)|
 urity |(mm/    |   8)   |--------------------|            |         |         |
(Instr.|  dd/   |--------|      | (A) |       |            |         |         |
   3)  |  yy)   |Code | V|Amount|or(D)|Price  |            |         |         |
--------------------------------------------------------------------------------

Common |06/20/00|  G  |V |11,000|   D   |     |4,030,525   |  (D)    |        |
Stock
-------|--------|--------|------|-------|-----|------------|---------|---------|
                                                   1,000      (I)     By Spouse|
                                                                         (2)
-------|--------|--------|------|-------|-----|------------|---------|---------|
-------|--------|--------|------|-------|-----|------------|---------|---------|
-------|--------|--------|------|-------|-----|------------|---------|---------|
-------|--------|--------|------|-------|-----|------------|---------|---------|
-------|--------|--------|------|-------|-----|------------|---------|---------|
-------|--------|--------|------|-------|-----|------------|---------|---------|
-------|--------|--------|------|-------|-----|------------|---------|---------|
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        Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
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          |          |         |        |5.Number of |6.  Date   |7. Title and |
          |          |         |        | Derivative |Exercisable| Amount      |
          |          |         |        | Securities | and Expir-| of Under-   |
          |2. Conver-|3.Trans- |4.Trans-|   Acquired | ation Date|  lying      |
          |  sion or |  action | action |  (A) or (D)|  (Month/  | Securities  |
          | Exercise |  Date   |   Code | Disposed of|    Day/   |             |
1.Title of| Price of |Month/Day| (Instr.|(Instr. 3, 4|    Year)  |             |
 Deriv-   |Derivative|   Year  |    8)  |   and 5)   |-----------|-------------|
ative     | Security |         |--------|------------|Date|Expir-|Title|Amount |
 Security |          |         | Code| V|  (A)| (D)  |Exer|ation |     |or num-|
 (Instr.  |          |         |     |  |     |      |cis |Date  |     |ber of |
  3)      |          |         |     |  |     |      |able|      |     | Shares|
-------------------------------------------------------------------------------
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|
----------|----------|---------|-----|--|-----|------|----|------|-----|-------|

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            |            |            |            |
            |            |            |            |
            |            |            |            |
8. Price of |9.Number of |10.Owner-   |11. Nature  |
 Derivative |Derivative  |  ship      | of Indirect|
  Security  | Secruties  |Form of     |Beneficial  |
 (Instr. 5) | Benefically|Derivative  |Ownership   |
            | Owned at   |Security:   |(Instr.4)   |
            | End of     |Direct (D)  |            |
            | Month      |or Indirect |            |
            | (Instr. 4) |(I)(Instr.4)|            |
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------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
------------|------------|------------|------------|
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Explanation of Responses:

(1) Excludes 19,000 shares of Common Stock held by a charitable foundation of which the reporting person is one of five trustees who have shared power to vote and dispose of such shares but with respect to which the reporting person has no direct or indirect pecuniary interest within the meaning of Rule 16a-1 (a) (2) under the Securities Exchange Act of 1934.

(2) The reporting person disclaims beneficial ownership of these securities.




         /s/  Marlin Miller, Jr.                            June 30, 2000
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         **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.